Exhibit 99.1


MakeMusic's Wolff to Be Named CEO, Lafleur to Remain Chairman

    MINNEAPOLIS--(BUSINESS WIRE)--May 19, 2004--MakeMusic! Inc. (Nasdaq:MMUS), a leader in music education software, announced today that Sean Lafleur, chairman and chief executive officer, will be resigning as CEO at the next meeting of the Company's Board of Directors, June 9, 2004. Lafleur will remain chairman of the board. Effective June 9, the Board of Directors will name Bill Wolff, the Company's chief operating officer and chief financial officer, as its CEO. At the same time, Mike Liston, the company's controller will be named interim CFO while the Company searches for a permanent CFO.
    Bill Wolff has a strong background as CEO of growing software companies. Prior to joining MakeMusic! he spent six years as CEO of CrossUSA, an innovative systems outsourcing company. He previously was CEO of Open Systems Holdings Corporation, an accounting systems company. Since joining MakeMusic! in November 2003 as Executive Vice President and CFO, Wolff's role expanded quickly to COO and CFO as he has helped to strengthen the company's customer support operations as well as software development project management.
    "I am excited about the opportunities ahead for MakeMusic!," said Wolff. "With industry-leading products in both an established category and an innovative high-growth category, cash-positive operations, and around 1 million active music-making customers, the prospects for the business are very promising. I look forward to working with an outstanding management team and our great employees. Together we can capitalize on our strengths in the marketplace and take the company to the next level."
    Sean Lafleur has led MakeMusic! as CEO since shortly after joining the business upon the merger between Paris-based Net4Music S.A. and Minneapolis-based Coda Music Technology in late 2000. During this time, he led the management team that successfully completed two financings, transformed its innovative SmartMusic product line into a subscription business, and secured partnerships with leading music publishers and industry players. Financial results have swung from significant losses to sustained positive operating cash flows. The company's Finale(R) music notation software business has enjoyed strong revenue growth with its latest release, Finale 2004, and its SmartMusic(R) practice system has now achieved more than 22,000 subscriptions in the first stages of its adoption within North American schools.
    Lafleur recently initiated discussions with the Board that led to the agreement that the company would be best served at this time by a Minneapolis-based CEO. Living with his family in Paris and splitting his time between Europe and the United States, Lafleur has decided not to move to Minneapolis for personal reasons.
    "I am proud of what I have helped the company accomplish. I now look forward to continuing my role as Chairman, helping the company on strategic initiatives, international development and on refining subscription offerings and services as I also consider new ventures. MakeMusic's interests will be best served by a CEO based full-time in Minneapolis as the company's distribution partnerships help it achieve critical mass in the SmartMusic business. I have great confidence in Bill's leadership of the ongoing development of the business, of its people and of its relationships with its growing customer base. He has great chemistry with the management team and extensive experience in leading high-growth software companies."
    "It has been a rare pleasure to work with Sean as CEO," stated President and founder John Paulson. "He has helped reshape SmartMusic into an exciting subscription business while continuing to build upon the success of Finale. Bill Wolff, with his strong background in the software business, is ready to help the company capitalize on its extraordinary technology and customer assets in order to create significant value for our shareholders."

    About MakeMusic! Inc.

    MakeMusic! Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale(R), the world's best-selling music notation software, and SmartMusic(R), the complete music practice system that features Intelligent Accompaniment(R) and the world's largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

    CONTACT: MakeMusic! Inc., Minneapolis
             Bill Wolff, 952-906-3640
             bwolff@makemusic.com
             or
             Sean Lafleur
             slafleur@makemusic.com